www.aviatnetworks.com

Aviat Networks Announces Promotion of Eric Chang to
Chief Financial Officer

AUSTIN, Texas, April 3, 2020 -- Aviat Networks, Inc. (NASDAQ: AVNW), ("Aviat Networks," "Aviat," or the "Company"), the leading expert in wireless transport solutions, today announced the promotion of Eric Chang to Chief Financial Officer. Mr. Chang joined Aviat in February 2016 and most recently served as Senior Vice President, Corporate Controller and Principal Accounting Officer.
"Eric’s promotion is reflective of his strong contributions as a member of Aviat’s senior leadership team and the level of expertise he brings across financial planning and analysis, accounting, compliance, investor relations and business strategy," said Pete Smith, Aviat Networks' President and Chief Executive Officer. “This is a natural next step for Eric, and I look forward to continuing to work with him as the Company focuses on its growth strategy. Aviat’s products and services are more critical than ever as our communication service providers and other customers provide essential infrastructure and face increased network demand during the COVID-19 situation.”
Prior to joining Aviat Networks, Mr. Chang served as senior director and corporate controller at Micrel, Incorporated from 2013 to 2016 until it was acquired by Microchip Technology. Before that, Mr. Chang served as senior director, assistant corporate controller and business unit controller at Atmel Corporation from 2007 to 2013. Mr. Chang was at Ernst & Young LLP from 2003 to 2007, where he last served as senior audit manager, managing financial statement audits of public companies. Mr. Chang is a Certified Public Accountant in California and holds a Bachelor of Science degree in Accounting and Computer Information Systems from Indiana University Kelley School of Business.
“I am honored to step into the CFO role for Aviat,” said Mr. Chang. “While we are successfully navigating through near-term challenges related to the COVID-19 crisis, I look forward to continuing to work with Pete and the leadership team to drive long-term profitable, sustainable growth.”
As part of Aviat’s restructuring and cost reduction efforts, the Company also announced today the elimination of the Chief Operating Officer role and the departure of Stan Gallagher. “I wish Stan all the best in his future endeavors and want to thank him for his service and contributions to the Company,” said Mr. Smith. “Eric has worked closely with Stan and we expect a smooth transition.”
About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Investor Relations Contact: Glenn Wiener, 212-786-6011 / Email: gwiener@GWCco.com